Exhibit 14













                                                       October 31, 1995




Board of Directors
Cordis Corporation
5200 Blue Lagoon Drive
Miami, FL 33126

Members of the Board of Directors:

On October 20, 1995, JNJ Acquisition Corp., a wholly owned subsidiary of Johnson & Johnson ("J&J"), commenced a tender offer to purchase for cash all outstanding shares of common stock, par value $1.00 per share, together with certain associated rights (collectively, the "Common Stock") of Cordis Corporation ("Cordis" or the "Company") at a price of $100.00 per share, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated as of October 19, 1995 and the related Letter of Transmittal (which, together constitute the "J&J Offer"). The J&J Offer is subject to, among other things,
(a) there being validly tendered and not withdrawn that number of shares of Common Stock that would represent a majority of all outstanding shares of Common Stock on a fully diluted basis, (b) redemption or invalidation of the rights associated with the Company's Rights Agreement, and (c) J&J having received all necessary governmental, regulatory and other approvals and consents for the proposed transaction, including pursuant to the Florida Business Corporation Act. The terms of the J&J Offer are more fully set forth in the Schedule 14D-1, as amended to date (the "Schedule 14D-1"), filed by J&J with the Securities and Exchange Commission on October 19, 1995.

You have asked for our opinion as to whether the consideration to be received by the holders of Common Stock other than J&J and its affiliates pursuant to the J&J Offer is adequate from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

     (i) analyzed certain publicly available financial statements and other information of the Company;

    (ii) analyzed those financial statements and certain other information of J&J which are publicly available;








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   (iii)  analyzed certain internal financial statements and
          other financial and operating data concerning the Company prepared by the management of the Company;


    (iv) analyzed certain financial projections prepared by the management of the Company;

     (v) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

    (vi) reviewed the reported prices and trading activity for the Common Stock;

   (vii) compared the financial performance of the Company and the prices and trading activity of the Common
          Stock with that of certain other comparable publicly-traded companies and their securities;

  (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    (ix) responded to inquiries from certain third parties concerning a possible transaction involving the Company;

     (x) reviewed the Offer to Purchase, the Schedule 14D-1 and certain related documents; and

    (xi) performed such other analyses and examinations and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the Company's management and others as to the future financial performance of the Company. In addition, we have not made an independent evaluation or appraisal of the assets of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We note that, while we have responded to inquiries from certain third parties concerning a possible transaction involving the Company, we were not authorized to, and we did not, solicit indications of interest from third parties with respect to engaging in an acquisition or other possible transaction involving the Company.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion is not intended to be and shall not constitute a recommendation to any stockholder of the Company as to whether to tender shares of Common Stock pursuant to the J&J Offer.



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We have acted as financial advisor to the Board of Directors of the Company in connection with this matter and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory services to the Company and J&J and have received fees for the rendering of these services.

Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of Common Stock other than J&J and its affiliates pursuant to the J&J Offer is inadequate from a financial point of view to such holders.

                              Very truly yours,

                         MORGAN STANLEY & CO. INCORPORATED



                         By:  /s/ Peter N. Crnkovich
                            -------------------------------------
                              Peter N. Crnkovich
                              Managing Director